Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan and the Momenta Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan of our reports dated February 24, 2017, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 7, 2017